Exhibit 99.1

OTC Markets Group Welcomes Slam Corp. to OTCQX

NEW YORK – Sept. 19, 2024 – OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for trading 12,000 U.S. and international securities, today announced Slam Corp. (OTCQX: SLAMF), a special purpose acquisition company led by World Series Champion Alex Rodriguez, has qualified to trade on the OTCQX® Best Market. Slam Corp. previously traded its Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), units, each consisting of one Ordinary Share and one-fourth of one redeemable warrant (the “Units”), and redeemable warrants (the “Warrants”), each one whole Warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50, on NASDAQ.

Slam Corp. begins trading its Class A Ordinary Shares, Units and Warrants today on OTCQX under the symbols “SLAMF,” “SLMUF” and “SLMWF”, respectively. U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

Trading on the OTCQX Market offers companies efficient, cost-effective access to the U.S. capital markets. Streamlined market requirements for OTCQX are designed to help companies lower the cost and complexity of being publicly traded, while providing transparent trading for their investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

About Slam Corp.

Slam Corp. is a special purpose acquisition company established by baseball legend, investor and Chairman and Chief Executive Officer of A-Rod Corp., Alex Rodriguez, and Founder, Managing Partner and Chief Investment Officer of Antara Capital LP, Himanshu Gulati. Slam intends to pursue investment opportunities with companies that have large and growing addressable markets, significant revenue growth, defensible business models and superior market share.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com